Exhibit 10.2

October 6, 2011

To UBS Securities:

Ladies and Gentlemen:

This restructuring support and lockup letter agreement (together with the exhibits and schedule hereto, this “Agreement”) sets forth certain terms and conditions pursuant to which Dune Energy, Inc. (the “Company”) will restructure its indebtedness by consummating an out-of-court restructuring or a prearranged or prepackaged plan of reorganization in a voluntary case (the “Chapter 11 Case”) to be filed under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (the “Bankruptcy Code”) to be effectuated with the support (as set forth herein) of UBS Securities LLC (“UBS”) holding approximately 64% of the 10% Senior Redeemable Convertible Preferred Stock of the Company (the “Preferred Stock”) issued under the Certificate of Designation of 10% Senior Redeemable Convertible Preferred Stock of Dune Energy, Inc., Article Fourth of the Amended and Restated Certificate of Incorporation of Dune Energy, Inc. and the resolution of the board of directors of the Company adopted on May 1, 2007 (the Company and UBS each, a “Party,” and, collectively, the “Parties”).

Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Restructuring Term Sheet (as defined below).

The parties hereto hereby agree as follows:

1.	Proposed Restructuring

The principal terms of the proposed restructuring are set forth on the term sheet annexed hereto as Exhibit A (which term sheet is expressly incorporated by reference herein and made binding on the Parties as a part of this Agreement as if fully set forth herein (as such term sheet may be modified in accordance with Section 14 hereof, the “Restructuring Term Sheet”)). The restructuring of the Company’s indebtedness and equity, including the Preferred Stock, incorporating the terms and conditions set forth herein and in the Restructuring Term Sheet and containing no other provisions adverse to UBS except as the Company and UBS may expressly consent to in writing is referred to herein as the “Restructuring”.

The Restructuring shall be implemented on a consensual basis, either out-of-court or through the Chapter 11 Case, and will provide for, among other things, treatment of the Preferred Stock as specified in the Restructuring Term Sheet.

2.	Representations of UBS

UBS represents and warrants that, as of the date UBS delivers this Agreement:

(a) it is the beneficial owner of the Preferred Stock as reflected in UBS’ signature block to this Agreement, which amount the Company and UBS understands and acknowledges is proprietary and confidential to UBS;

(b) has full power and authority to vote on and consent to such matters concerning the Preferred Stock and to exchange, assign and transfer such Preferred Stock;

(c) other than pursuant to this Agreement, the Preferred Stock is free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition, or encumbrances of any kind, that would adversely affect in any way UBS’ performance of its obligations contained in this Agreement at the time such obligations are required to be performed; and

(d) (i) it is either (a) a qualified institutional buyer as defined in Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”) or (b) an institutional accredited investor (as defined in Rule 501(a)(1), (2), (3), or (7) under the Securities Act (the “Rules”)) and (ii) any securities acquired by UBS in connection with the transactions described herein will not have been acquired with a view to distribution.

3.	Commitments of Company

The Company shall (a) support and use reasonable commercial efforts to complete the Restructuring on the terms set forth in the Restructuring Term Sheet, (b) use reasonable commercial efforts to do all things necessary and appropriate in furtherance of the Restructuring embodied in the Restructuring Term Sheet, including, without limitation, if the Chapter 11 Case is commenced taking all steps reasonably necessary to obtain an order of the United States Bankruptcy Court in which the Chapter 11 Case is filed (the “Bankruptcy Court”) confirming a plan of reorganization consistent with the terms set forth in the Restructuring Term Sheet (the “Plan”), (c) obtain any and all required regulatory and/or third-party approvals for the Restructuring embodied in the Restructuring Term Sheet and (d) except as provided in Section 24, not take any action that is inconsistent with, or is intended or is likely to interfere with consummation of, the Restructuring and the transactions embodied in the Restructuring Term Sheet.

4.	Support for the Restructuring by UBS

(a) Subject to the terms and conditions hereof and for so long as no Support Termination Event (as hereinafter defined) shall have occurred, UBS shall, and shall cause each of its affiliates, subsidiaries, managed funds, representatives, agents and employees, in each case to the extent controlled by UBS, as applicable, to (i) negotiate in good faith the definitive documentation contemplated by this Agreement or otherwise necessary to effectuate the Restructuring on the terms and subject to the conditions as substantially set forth in this Agreement, (ii) consent to those actions contemplated by this Agreement or otherwise required to be taken to effectuate the Restructuring, including entering into all such documents and agreements, (iii) not take any action or otherwise pursue any right or remedy against the Company under applicable law or initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to the Preferred Stock, other than to enforce this Agreement (iv) vote its Preferred Stock to accept both the Out-of-Court Restructuring and the Prepackaged Reorganization (as such terms are defined in the Restructuring Term Sheet) in accordance with the instructions provided in any ballot, which shall be distributed as part of the solicitation of acceptances or rejections of the Restructuring, and shall not change or withdraw (or cause to be changed or withdrawn) such votes; (v) not seek, solicit, support, vote its Preferred Stock for, or consent to, an Alternative Proposal (as defined below), and (vi) not take any action inconsistent with the transactions expressly contemplated by this Agreement or that would materially delay or obstruct the consummation of the Restructuring, including, without limitation, commencing a voluntary, or joining with any person in commencing, any involuntary, bankruptcy filing by or against the Company. “Alternative Proposal” means any plan of reorganization, proposal, offer, dissolution, winding up, liquidation, reorganization, merger, consolidation, business combination, joint venture, partnership, sale of substantially all assets or equity interests, or restructuring (other than the Restructuring) for the Company.

(b) If the Company commences the Chapter 11 Case to effectuate the Restructuring, subject to the terms and conditions hereof and for so long as no Support Termination Event (as hereinafter defined) shall have occurred, UBS agrees (i) that it will timely vote its Preferred Stock and any other claims or interests that it holds (if it has not done so already) in favor of the Plan and will not revoke or withdraw such vote and (ii) not to (A) object to, delay, impede, or take any other action to interfere with acceptance or implementation of the Plan, including encouraging a third party to take any such actions, or (B) propose, file, support, or vote for any restructuring, workout, or plan of reorganization for the Company other than the Plan, including encouraging a third party to take any such actions.

(c) The acceptance of UBS will not be solicited until UBS shall have received the applicable documents requesting a vote on the Restructuring.

5.	Transfer of the Preferred Stock

UBS agrees that so long as a Support Termination Event has not occurred, it shall not directly or indirectly (a) grant any proxies to any person in connection with its

Preferred Stock to vote on the Restructuring, or (b) sell, pledge, hypothecate, or otherwise transfer or dispose of, or grant, issue or sell any option, right to acquire, voting participation or other interest in (each, a “Transfer”) the Preferred Stock.

6.	Mutual Covenants

Each of the Parties represents, warrants, and covenants to the other Parties, as of the date of this Agreement, as follows (each of which is a continuing representation, warranty, and covenant):

(a) Enforceability. It is validly existing and in good standing under the laws of the jurisdiction of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws relating to or limiting creditor’s rights generally or by equitable principles relating to enforceability.

(b) No Consent or Approval. Except as expressly provided in this Agreement or the Bankruptcy Code, no consent or approval is required by any other person or entity in order for it to carry out the Restructuring contemplated by, and perform the respective obligations under, this Agreement.

(c) Power and Authority. Except as expressly provided in this Agreement, it has all requisite power and authority to enter into this Agreement and to carry out the Restructuring contemplated herein, and perform its respective obligations under, this Agreement.

(d) Authorization. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part.

(e) Representation by Counsel. It has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.

(f) Actions under this Agreement. It is not aware of any event that, due to any fiduciary or similar duty to any other person, would prevent it from taking any action required of it under this Agreement.

7.	Condition Precedent; Effectiveness

This Agreement shall only become effective (the date on which this Agreement becomes effective, the “Effective Date”) upon satisfaction of the following condition:

(a) (i) the Company has executed and delivered counterpart signature pages of this Agreement to UBS and (ii) UBS holds at least 64% in amount of issued Preferred Stock and has executed and delivered counterpart signature pages of this Agreement to the Company.

8.	Termination of Obligations

(a) This Agreement shall terminate and, except as otherwise provided herein, all obligations of the parties hereto shall immediately terminate and be of no further force and effect upon the occurrence of any of the following (each, a “Support Termination Event”):

(i) the termination of this Agreement by the mutual written consent of the Company and UBS;

(ii) the termination of the Restructuring Support Agreement among the Consenting Noteholders and the Company dated on or about October 6, 2011;

(iii) the delivery to the Company by UBS of written notice of termination following the occurrence of any of the events listed below:

(A) the breach in any material respect by the Company of any of the obligations, representations, warranties, or covenants of the Company set forth in this Agreement;

(B) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling or order permanently enjoining the consummation of the Restructuring in a way that cannot be reasonably remedied by the Company in a manner that does not prevent or diminish in a material way compliance with the terms of the Restructuring Term Sheet and this Agreement; provided, however, that the Company shall have ten business days after receiving such ruling or order to cure any breach in a manner that does not prevent or diminish in a material way compliance with the terms of the Restructuring Term Sheet and this Agreement; or

(iv) the delivery of written notice of termination from the Company to UBS upon the occurrence of any of the following: (A) any material breach of UBS’ representations, warranties, covenants, or agreements set forth in this Agreement if such breach is continuing and would have a material adverse effect on the Company’s ability to complete the Restructuring; (B) the board of directors of the Company reasonably determines based upon the advice of counsel that proceeding with the Restructuring would be inconsistent with the exercise of its fiduciary duties; or (C) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling or order permanently enjoining the consummation of a material portion of the Restructuring. The Company, its directors and its officers shall have no liability to UBS in respect of any termination of this Agreement in accordance with the terms of this Section 8(a)(iv).

(b) Upon the occurrence of a Support Termination Event, this Agreement shall be of no further force and effect and each Party hereto shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring or otherwise, that it would have been entitled to take had it not entered into this Agreement. Upon the occurrence of any termination of this Agreement, any and all consents tendered by UBS prior to such termination shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring and this Agreement or otherwise.

9.	Additional Claims or Equity Interests.

To the extent UBS (a) acquires additional Preferred Stock or (b) holds or acquires any other claims against or equity interests in the Company entitled to vote on the Restructuring, UBS agrees that such other claims or equity interests shall be subject to this Agreement and that it shall vote (or cause to be voted) any such additional other claims and equity interests (in each case, to the extent still held by it or on its behalf at the time of such vote) to accept the Restructuring.

10.	Termination Upon Effective Date of Restructuring

This Agreement shall terminate automatically without any further required action or notice on the date that the Restructuring is consummated.

11.	Specific Performance; Damages Waiver

It is understood and agreed by the parties hereto that money damages would not be a sufficient remedy for any breach of this Agreement by any party and each non-breaching party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach, and each party agrees to waive any requirement for the securing or posting of a bond in connection with such remedy, in addition to any other remedy to which such non-breaching party may be entitled, at law or in equity. In no event shall any party hereto be liable for any special, indirect, incidental, punitive or consequential damages of any kind or nature whatsoever.

12.	Entire Agreement; Prior Negotiations

This Agreement constitutes the full and entire understanding and agreement among the parties hereto with regard to the subject matter hereof. This Agreement supersedes all prior negotiations, and documents reflecting such prior negotiations, between and among the Company and UBS (and their respective advisors), with respect to the subject matter hereof.

13.	Amendments

No amendment, modification, waiver or supplement of or to the terms of this Agreement shall be valid unless such amendment, modification, waiver or supplement is in writing and has been signed by the Company and UBS.

14.	Independent Analysis

UBS hereby confirms that it (i) has conducted an independent review and analysis of the business and affairs of the Company that it considers sufficient and reasonable for purposes of entering into this Agreement, (ii) has had the opportunity to ask questions of, and receive answers from, the Company, and the Company’s representatives, concerning the terms and conditions of the Restructuring and the Restructuring Term Sheet, (iii) is not relying on the Company, or any of its representatives for advice with respect to the legal, tax, economic and related considerations of the Restructuring and the Restructuring Term Sheet, and UBS has relied on the advice of, or has consulted with, only its own advisers with respect to such matters, (iv) has based its decision to execute this Agreement on its independent review and analysis and (v) has not relied, and is not relying, on the recommendation or advice of the Company (or any of its representatives) or any other person in connection with such decision.

15.	Governing Law

THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in either the United States District Court for the Southern District of New York or any New York State court sitting in the Borough of Manhattan (the “Chosen Courts”), and solely in connection with claims arising under this Agreement (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, and (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto; provided, however, upon the commencement of the Chapter 11 Case, each of the Parties agree that the Bankruptcy Court presiding over the Chapter 11 Case shall be the sole Chosen Court. Each Party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

16.	Successors and Assigns; Severability; Several Obligations

This Agreement is intended to bind and inure to the benefit of the Parties and their respective permitted successors and assigns. Nothing in this Agreement, express or implied, shall give to any person or entity, other than the Parties, any benefit or any legal or equitable right, remedy, or claim under this Agreement. The invalidity or unenforceability at any time of any provision hereof in any jurisdiction shall not affect or diminish in any way the continuing validity and enforceability of the remaining provisions hereof or the continuing validity and enforceability of such provision in any other jurisdiction and any such prohibited or unenforceable provision shall be deemed reformed and construed so that it will be valid, legal, and enforceable and not prohibited to the maximum extent permitted by applicable law.

17.	No Third-Party Beneficiaries

Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties, and no other person or entity shall be a third-party beneficiary hereof.

18.	Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this Agreement may be delivered by facsimile, electronic mail or otherwise, each of which shall be deemed to be an original for the purposes of this paragraph.

19.	Headings

The section headings of this Agreement are for convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement.

20.	Interpretation

This Agreement is the product of negotiations between the Company and UBS and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.

21.	Notice

Any notices, requests and demands required to be provided under this Agreement shall be in writing and shall be deemed to have been duly given or made when actually received at the following addresses as listed below:

If to the Company:		Dune Energy, Inc.
Two Shell Plaza
777 Walker Street
Suite 2300
Houston, TX 77002
Attn: James A. Watt
Email Address: jwatt@duneenergy.com

with a copy to:

Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002
	Attn:	Henry Havre
Timothy A. Davidson II
Jeffrey E. Spiers
Email Addresses:
hhavre@andrewskurth.com
tdavidson@andrewskurth.com
jspiers@andrewskurth.com

If to UBS:		UBS Securities LLC
677 Washington Blvd.
Stamford, Connecticut 06901
Attn: Michael Dimler
Email Address: michael.dimler@ubs.com

22.	Waiver

Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict any right of UBS or the ability of UBS to protect and preserve its rights, remedies, and interests, including, without limitation, its claims against or interests in the Company. If the Restructuring is not consummated, or if this Agreement is terminated for any reason (other than Section 10 hereof, in which case the Parties shall have any rights set forth in the confirmed Plan, any other court-approved documents, and any other agreements between the Parties entered into after the Petition Date), the Parties fully reserve any and all of their rights. Pursuant to Rule 408 of the Federal Rules of Evidence and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

23.	Remedies Cumulative

All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

24.	Fiduciary Duties.

Notwithstanding anything to the contrary herein, nothing in this Agreement shall require the Company or any directors or officers of the Company (in such person’s capacity as a director or officer of the Company) to take any action, or to refrain from taking any action, to the extent required to comply with its or their fiduciary or similar duties or obligations under applicable law. Nothing in this Agreement or any document related thereto imposes any liability for actions taken, or not taken, in order to discharge fiduciary obligations described in this Section 24.

Without limiting the generality or effect of the foregoing, notwithstanding any provision of this Agreement or any document related thereto to the contrary, the Company may furnish information to or conduct any discussions with any other person or entity or, upon notice given hereunder, may terminate this Agreement and any other agreement between the Parties (or any of them) if the Company determine in good faith after consultation with outside counsel that doing so is necessary to comply with their fiduciary duties under applicable law.

25.	Good-Faith Cooperation; Further Assurances

The parties hereto shall cooperate with each other in good faith in respect of matters concerning the implementation and consummation of the Restructuring. Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, from time to time, to effectuate the Restructuring in a manner materially consistent with the terms set forth in the Restructuring Term Sheet, as applicable.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

DUNE ENERGY, INC.

By:	/s/ James A. Watt
	Name:	James A. Watt
	Title:	President and Chief Executive Officer

UBS SECURITIES LLC

Preferred Stock Amount	101,653
(Insert Number of Shares)

Authorized Signatories:

By:	/s/ Scott Saiers
Name:	Scott Saiers
Title:	Managing Director

By:	/s/ Michael Dimler
Name:	Michael Dimler
Title:	Director

EXHIBIT A

RESTRUCTURING TERM SHEET

(Attached)

DUNE ENERGY, INC.

Summary of Terms

October 6, 2011

This preliminary term sheet (this “Term Sheet”) sets forth a brief summary of the principal terms of a potential restructuring (the “Restructuring”) of the capital structure of Dune Energy, Inc. (the “Company”). This Term Sheet is offered in the nature of a settlement proposal in furtherance of settlement discussions, and is intended to be entitled to the protections of Federal Rule of Evidence 408 and any other applicable statutes or doctrines protecting the use or disclosure of confidential information and information exchanged in the context of settlement discussions. This Term Sheet is for discussion only, is a non-binding expression of intent, is intended as an outline only of certain material terms of the proposed transactions described herein, and does not represent a commitment to lend, invest or provide financing or to negotiate to do any of these things. Furthermore, this Term Sheet does not constitute a waiver by any party, or an agreement or commitment by any party to forbear from taking any remedies to which such party may be entitled, and in that regard all rights of the holders (the “Noteholders”) of the Company’s 10-1/2% Senior Secured Notes due 2012 (the “Notes”) are specifically reserved. This Term Sheet and the terms, conditions and assumptions contained herein are subject to the negotiation and execution of definitive documentation for the transactions described herein, including the Restructuring, which documentation shall be in all respects materially consistent with this Term Sheet. This Term Sheet is not an offer with respect to any securities or a solicitation of acceptances of a chapter 11 plan. Any such offer or solicitation will only be made in compliance with all applicable laws.

Overview of Restructuring:

The purpose of the Restructuring, through an out-of-court restructuring or a pre-negotiated or pre-packaged chapter 11 plan consistent with the material terms and conditions described in this Term Sheet, is, among other things, to retire the outstanding Notes and to eliminate interest expense related to the Notes and thereby significantly improve the Company’s free cash flow, reduce its debt service expense and strengthen its balance sheet.

It is understood that as of the date of this Term Sheet, an ad hoc committee of Noteholders (the “Ad Hoc Committee”) has been formed, and the members of the Ad Hoc Committee collectively own more than 75% in principal amount of the outstanding Notes.

Subject to the due diligence investigation by the Ad Hoc Committee with respect to claims against the Company, the Restructuring shall generally provide for the reinstatement or payment, as appropriate, of allowed claims against the Company, including the claims of the senior secured lender under its Amended and Restated Credit Agreement, dated as of December 7, 2010 (as amended to date, and as it may hereafter be amended from time to time) by and among the Company and each of its subsidiaries identified therein as Borrowers, certain guarantor parties thereto, the lender thereunder and Wells Fargo Capital Finance, Inc., as administrative agent (the “Existing Credit Agreement”), other secured lenders and holders of general unsecured claims, except as otherwise noted.

In order to reflect the Company’s preferred form of Restructuring as of the date of this Term Sheet, the Company and the Noteholders will negotiate in good faith to effect the Restructuring as an out-of-court restructuring of the Company’s capital structure as described herein and not involving any judicial proceeding or approval (the “Out-of-Court Restructuring”). In connection with the Out-of-Court Restructuring, the Company must obtain the approval of this Term Sheet by (a) the Noteholders holding at least 98% in principal amount of the outstanding Notes and (b) the holders of at least two-thirds of the issued and outstanding shares of the Company’s 10% Senior Redeemable Convertible Preferred Stock (the “Preferred Stock”). Implementation of the Out-of-Court Restructuring will be conditioned on obtaining such approvals.

In the event that the approvals set forth above for the Out-of-Court Restructuring are not obtained within a reasonable time, the Restructuring shall be implemented pursuant to a prepackaged or pre-negotiated plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code (the “Prepackaged Reorganization”), but only if Noteholders that collectively hold at least two-thirds in principal amount of the outstanding Notes, approve of the Restructuring; provided, however, that the Company’s obligation to pursue implementation of the Restructuring pursuant to the Prepackaged Reorganization may, at the discretion of the Board of Directors, be conditioned on the prior approval of such implementation by the holders of at least two thirds of the issued and outstanding shares of Preferred Stock.

Regardless of whether effected as an Out-of-Court Restructuring or a Prepackaged Reorganization, the Restructuring shall be subject to the prior approval by the board of directors of the Company (the “Board of Directors”).

The Company and the members of the Ad Hoc Committee shall negotiate and enter into a restructuring support agreement (the “Noteholder Support Agreement”) to facilitate the consummation of the Restructuring, whether in the form of the Out-of-Court Restructuring or the Prepackaged Reorganization. Similarly, the Company and the holder of at least 64% of the issued and outstanding shares of Preferred Stock (the “Principal Preferred Stockholder”) shall negotiate and enter into a restructuring support agreement (the “Preferred Stockholder Support Agreement” and together with the Noteholder Support Agreement, the “Support Agreements”) to facilitate the consummation of the Restructuring, whether in the form of the Out-of-Court Restructuring or the Prepackaged Reorganization. Pursuant to the Support Agreements, the parties thereto will agree to support a restructuring implementing the transactions and terms described herein. The Support Agreements shall be entered into (and accordingly, the members of the Ad Hoc Committee and the Principal Preferred Stockholder shall deliver their acceptances of the Restructuring) prior to any solicitation period relating to approvals by holders of securities or other indebtedness of, or claims against, the Company. In soliciting the approvals described above from Noteholders and holders of the Preferred Stock, such holders shall not be given the option to approve the Prepackaged Reorganization without also approving the Out-of-Court Restructuring.

Reporting Company Status:	Following the Restructuring, whether effected through a Prepackaged Reorganization or an Out-of-Court Restructuring, the Company will continue to be a public reporting company, filing periodic reports with the Securities and Exchange Commission. The Company will use its reasonable commercial efforts to cause its common stock to be listed on a U.S. national securities exchange within a reasonable period after consummation of the Restructuring.

Tax/Business Considerations:	Consistent with all the terms set forth in this Term Sheet, the parties hereto shall use good-faith efforts to structure the transactions contemplated herein and in the Support Agreements in a tax-efficient and cost-effective manner.

Treatment of Noteholders:	Upon effectiveness of the Restructuring, the claims of the Noteholders with respect to $250 million in aggregate principal amount of the Notes shall be exchanged for 97.25% (the “Noteholder Percentage”) of the new equity interests in the reorganized Company (the “New Equity”). As described below, upon consummation of the Restructuring, $50 million in aggregate principal amount of the Notes shall be (i) paid in full at par with proceeds from borrowings under the New Credit Facility (as defined below) or (ii) exchanged for new notes of like amount in form and substance satisfactory to the Company and the Ad Hoc Committee. The New Equity shall consist solely of newly issued common stock of the Company. The Noteholder Percentage may increase to 100% as described below, and shall be subject to dilution as described below opposite “Corporate Governance & Management.”

Treatment of holders of Existing Common Equity and Preferred Stock:

Upon consummation of the Restructuring (regardless of whether effected as an Out-of-Court Restructuring or a Prepackaged Reorganization), the holders of existing Preferred Stock (the “Preferred Stockholders”) shall receive an aggregate cash amount of $4.0 million and 1.5% of the New Equity, in exchange for their shares of Preferred Stock; provided that the Principal Preferred Stockholder enters into the Preferred Stockholder Support Agreement and votes to approve the terms set forth in this Term Sheet.

Upon consummation of the Out-of-Court Restructuring, Holders of common stock of the Company existing immediately prior to the Restructuring shall hold 1.25% of the New Equity; provided that at least two-thirds of the issued and outstanding shares of Preferred Stock are voted to approve the terms set forth in this Term Sheet.

If at least two-thirds of the issued and outstanding shares of Preferred Stock are not voted to approve the conversion of all the issued and outstanding Preferred Stock into $4.0 million and 1.5% of the New Equity, and if the other conditions set forth herein to the obligation of the Company to effect a Prepackaged Reorganization are satisfied, then the Restructuring will be effected as a Prepackaged Reorganization.

Furthermore, if the Principal Preferred Stockholder does not vote to approve the terms set forth herein in the bankruptcy proceeding, the

Preferred Stockholders and the holders of Dune’s common stock existing immediately prior to the Restructuring will receive no return, and the Prepackaged Reorganization will result in the Noteholder Percentage increasing to 100% (subject to dilution as described herein).

Upon consummation of the Prepackaged Reorganization, Holders of common stock of the Company existing immediately prior to the Restructuring shall hold 1.25% of the New Equity; provided that at least two-thirds of the shares of Preferred Stock that are voted in the bankruptcy proceeding are voted to approve the terms set forth in this Term Sheet. If at least two-thirds of the shares of Preferred Stock that are voted in the bankruptcy proceeding are not voted to approve the terms set forth in this Term Sheet, and the Restructuring is effected as Prepackaged Reorganization, then the Noteholder Percentage will be increased by 1.25 percentage points, and the holders of Dune’s common stock existing immediately prior to the Restructuring will receive no return.

Upon effectiveness of a Prepackaged Reorganization, the equity interests in the Company existing immediately prior to the Restructuring (including both the Company’s common stock and its Preferred Stock) shall automatically be waived, released, and cancelled (and all outstanding options and warrants shall be automatically waived, released, and cancelled; provided that, to the extent necessary, any requisite amendment to existing option plans shall be implemented to effectuate the terms set forth herein).

Treatment of holders of trade and other unsecured claims:	The Company’s obligations in respect of trade and other unsecured claims shall be paid in full in the ordinary course, except as otherwise mutually agreed by the Company and the Ad Hoc Committee.

New Credit Facility:

The Company shall obtain a new credit facility or facilities (the “New Credit Facility”) to repay $50.0 in principal amount of the Notes and all the outstanding indebtedness under the Existing Credit Agreement and to provide liquidity for working capital and other general corporate purposes. The New Credit Facility shall include a $60.0 million revolving credit loan secured by a first lien on substantially all assets of the Company, and a separate $40.0 million term loan (or notes) that shall either be unsecured or secured by a lien that is subordinated to the lien securing the revolving credit loan. All the proceeds of the term loan (or notes) would be used, together with revolving credit borrowings or cash on hand, to retire $50.0 million of the Notes at par. Immediately upon consummation of the Restructuring, the revolving credit loan would be used to refinance indebtedness under the Existing Credit Agreement, and any remaining borrowing capacity under such revolving credit loan would be available to be drawn at the discretion of the Company.

In the event that a New Credit Facility acceptable to the Company and the Ad Hoc Committee cannot be obtained from third parties, the Company and the Ad Hoc Committee will negotiate in good faith to modify the Restructuring accordingly, including by potentially having members of the Ad Hoc Committee provide alternative financing (through an exchange of Notes for new notes on agreed upon terms) and reducing the amount of such financing to $50 million.

It is anticipated that in the event of a Prepackaged Reorganization, the Company would seek to have any debtor-in-possession financing facility survive the Prepackaged Reorganization and be rolled into an exit facility upon emergence from bankruptcy proceedings.

Corporate Governance & Management:

On and immediately after the date on which the Restructuring is consummated (the “Effective Date”), the Board of Directors will consist of seven (7) members, initially comprised of the CEO of the Company and six (6) members who are acceptable to the Ad Hoc Committee.

A mutually agreed upon number of such six (6) members must satisfy NYSE and ISS standards for independence, and at least one (1) of such six (6) members must qualify as a “financial expert” and be willing to serve as chair of the audit committee of the Board of Directors. Selection of all members of the Board of Directors shall be undertaken in consultation with the Company.

Immediately after the Restructuring, the Company’s equity compensation plan or plans (such plan or plans being referred to herein as the “Management Equity Plan”) shall provide for equity based compensation to management (including directors and officers) and employees, comprising an aggregate of up to 7% of the New Equity, with equity interests comprising 3 of such 7% being issued under the Management Equity Plan immediately upon consummation of the Restructuring, and equity interests comprising 2 of such 7% being issued on or about each of the first and second anniversaries of the Effective Date, respectively.

Individual allocations of equity incentive awards shall be proposed by the CEO, and shall be subject to approval by the compensation committee of the Board of Directors ( the “Compensation Committee”). Grants under the Management Equity Plan will be tied to performance criteria established by the Compensation Committee after review of the CEO’s proposed targets, within 90 days after the Effective Date. The initial grant of 3% on the Effective Date shall consist solely of restricted shares, with vesting of all of such restricted shares awarded to the CEO subject to performance-based vesting and vesting of awards to each other participant subject to 50% time-based and 50% performance-based vesting. All compensation of the CEO, including stock based compensation, shall be recommended by the Compensation Committee and subject to approval by the Board of Directors.

Equity interests granted under the Management Equity Plan shall dilute all holdings of New Equity on a pro rata basis.

Subject to the due diligence investigation of the Ad Hoc Committee (during the Due Diligence Period (as defined below)), and the continuing oversight of the Board of Directors after the Effective Date, except as otherwise set forth herein, all existing corporate governance arrangements, employment agreements and employee benefit, compensation and severance arrangements shall survive the

Restructuring and continue in effect during and after the Restructuring process; provided that the definition of “change of control” in all such agreements is modified to reflect the new ownership structure and that this Restructuring does not qualify as a “change of control” as defined in such agreements. Subject to the due diligence investigation of the Ad Hoc Committee (during the Due Diligence Period (as defined below)), all employees shall receive their target cash bonus awards for calendar year 2011 as approved by the Board of Directors prior to the Restructuring.

Due Diligence; Conditions & Next Steps:

The Ad Hoc Committee will be entitled to conduct (on a good faith basis) a business and legal due diligence investigation, during the period between the date hereof and October 31, 2011 (the “Due Diligence Period”).

The Board of Directors will obtain an opinion from an independent financial advisor as to the fairness of the Restructuring and the terms hereof and thereof. The consummation of the Restructuring by the Company, as well as any approval hereof or of the Restructuring by the Board of Directors, shall be subject to obtaining such fairness opinion in form and substance and on terms acceptable to the Board of Directors.

The effectiveness of any Restructuring shall be conditioned upon the absence of the identification and written notice by the Ad Hoc Committee to the Company during the Due Diligence Period, of any material business or legal issues, and shall also be subject to customary closing conditions, including, without limitation, the negotiation and execution of definitive documentation, satisfactory to the Ad Hoc Committee and the Company, for the transactions described herein.

The Board of Directors and its outside counsel and the Ad Hoc Committee and its outside counsel shall negotiate in good faith and use all deliberate speed to negotiate the terms and conditions of the Restructuring.

Registration Rights Agreement:	In connection with any Out-of-Court Restructuring, the Company shall enter into a registration rights agreement with the Noteholders that receive New Equity in exchange for Notes. The registration rights agreement shall contain customary provisions including demand, shelf and piggyback registration rights.

Fees and Expenses:	The reasonable professional fees and expenses of not more than one legal counsel to the Ad Hoc Committee (Paul, Weiss, Rifkind, Wharton & Garrison LLP) shall be paid by the Company, pursuant to such firm’s engagement letter agreement entered into with the Company.

Releases:	Subject to due diligence, the Company will release at closing any and all claims and causes of action, including (if applicable) any claims and causes of action under Chapter 5 of the Bankruptcy Code, which it has or may have or could potentially assert against (a) any present director, officer or employee of the Company and (b) each member of the Ad Hoc Committee and their advisors.

Reservation of Rights:	Nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of each of the Company and each member of the Ad Hoc Committee to protect and fully preserve all of its rights, remedies, and interests, including its claims against the Company or any other party in interest. Nothing herein shall be deemed an admission of any kind. If the Restructuring is not consummated, the Company and the members of the Ad Hoc Committee fully reserve any and all of their respective rights.

Disclaimer of Duties:	Notwithstanding anything to the contrary herein, nothing in this Term Sheet shall require the Company or any member of the Ad Hoc Committee to take any action or to refrain from taking any action, to the extent required to comply with its or their obligations under applicable law, including the U.S. Bankruptcy Code.